UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

July 21, 2008

IDENTIPHI, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

13809 Research Blvd, Suite 275

Austin, Texas 78750

(Address of principal executive offices)

(512) 492-6220

(Registrant’s telephone number, including area code)

(Registrant’s former name and former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “IdentiPHI” refer to IdentiPHI, Inc., a Delaware corporation.

Item 1.01. Entry into a Material Definitive Agreement.

On July 21, 2008, we amended the terms of our secured promissory note held by Key Ovation, LLC, a Texas limited liability company. The promissory note, which we issued to Zaychan Pty Limited on March 12, 2008, was assigned to Key Ovation on June 30, 2008, and has an aggregate principal amount of $1.7 million. Under the terms of the amendment, the aggregate principal amount of the promissory note has been increased by up to an additional $400,000. We may draw down the additional principal amount under the note in one or more installments at our discretion. In addition, the maturity date of the principal and accrued but unpaid interest under the promissory note has been extended from July 31, 2008, and now becomes due and payable on the earlier of August 31, 2008, or upon the closing of an equity financing of at least $5.0 million. Our obligations under the promissory note continue to be secured by all of our assets. Chris Linegar, a beneficial owner of more than 10% of our common stock, is the principal member of Key Ovation. Peter A. Gilbert, our Vice Chairman and Senior Vice President of Sales and Marketing, and Mark A. Norwalk, our Chief Technology Officer, are minority members of Key Ovation.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective July 21, 2008, Steven M. Oyer resigned from his position of Chief Executive Officer of IdentiPHI and as a member of our board of directors, for personal reasons and to pursue other interests. In connection with Mr. Oyer’s termination of employment, we entered into a Separation Agreement and General Release of All Claims. In lieu of the severance terms in Mr. Oyer’s employment agreement, the separation agreement provides for a lump sum payment of $100,000 upon termination of employment and a lump sum payment of $75,000 if we complete an equity or debt financing prior to December 31, 2008 under certain circumstances. The separation agreement also provides that we will repurchase 3,396,127 shares of restricted common stock held by Mr. Oyer for an aggregate purchase price of $0.01, and will grant Mr. Oyer a stock option to purchase 2,547,905 shares of our common stock. The stock option will have an exercise price of $0.23 per share and will expire ten years from the date of grant. The separation agreement also contains provisions addressing the return all IdentiPHI property, confidentiality obligations, non-solicitation and non-disparagement obligations and a mutual general liability release of claims. The separation agreement and release are in part subject to a seven calendar day revocation right on the part of Mr. Oyer and, assuming no revocation, the cash payments and other terms described above, including the exercisability of the stock option and the release, will become binding and effective following such period.

Our board of directors has appointed Christer Bergman to serve as Interim Chief Executive Officer. Mr. Bergman has served as a member of our board of directors since February 2008. From 2001 through 2006, Mr. Bergman was President and CEO of Precise Biometrics AB, a publicly traded innovative security company that supplies world-leading systems for fingerprint and smart card-based authentication. Mr. Bergman founded NOVEXUS, LLC in 1999, a consulting firm through which Mr. Bergman advises biometric, smart card and authentication companies. Mr. Bergman received as M.S. degree from the Lund Institute of Technology and an M.S. degree from the University of California, Berkley. As Interim Chief Executive Officer, Mr. Bergman will be paid a base salary of $300,000 per year, plus reimbursement for out-of-pocket expenses in connection with his duties as Interim Chief Executive Officer.

A copy of our press release announcing Mr. Oyer’s resignation and the appointment of Mr. Bergman as Interim Chief Executive Officer is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release, dated July 21, 2008, announcing management changes of IdentiPHI, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDENTIPHI, INC.

Dated: July 21, 2008	By:	/s/ Jeffrey T. Dick
Jeffrey T. Dick Chief Financial Officer

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